EXHIBIT 99.1

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CCBN StreetEvents Conference Call Transcript

COLM – Q2 2003 Columbia Sportswear Earnings Conference Call

Event Date/Time: Jul. 23. 2003 / 2:00PM PT

Event Duration: N/A

FINAL TRANSCRIPT

COLM – Q2 2003 Columbia Sportswear Earnings Conference Call

CORPORATE PARTICIPANTS

David Kaiser

Colombia Sportswear Company – Host

Gert Boyle

Colombia Sportswear Company – Chairwoman

Tim Boyle

Colombia Sportswear Company – CEO

Bryan Timm

Colombia Sportswear Company – CFO

CONFERENCE CALL PARTICIPANTS

Bob Drbul

Lehman Brothers – Analyst

Jeff Edelman

Lehman Brothers – Analyst

Noelle Grainger

J.P. Morgan Chase – Analyst

Margaret Mager

Goldman Sachs & Company – Analyst

Ed Aaron

RBC Capital Markets – Analyst

Jamelah Leddy

McAdams Wright Ragen – Analyst

Virginia Genereux

Merrill Lynch – Analyst

David Campbell

Davenport & Company, LLC – Analyst

Mitch Kummetz

CFA D.A. Davidson & Company – Analyst

Jennifer Black

Wells Fargo Securities – Analyst

Harris Hall

Wedbush Morgan Securities – Analyst

PRESENTATION

Operator

Good afternoon. My name is Dihana and I will be your conference facilitator. At this time I would like to welcome everyone to the Columbia Sportswear quarter 2, 2003 financial results conference call. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks there will be a question and answer period. If you would like to ask question during this time simply press the star then the number 1 on your telephone keypad. If you would like to withdraw your question, press star, then the number 2 on your telephone keypad. Thank you. Mr. Kaiser, you may begin your conference.

David Kaiser – Colombia Sportswear Company – Host

Thank you. Good afternoon, and welcome to Columbia Sportswear’s second quarter 2003 conference call. With me are Gert Boyle, Columbia’s Chairwoman, Tim Boyle, Columbia’s President and CEO, Pat Anderson, Columbia’s COO, Carl Davis, Columbia’s General Counsel, and Bryan Tim, our CFO. Continuing our standard practice, we will review the results of the second quarter, provide some guidance on future periods, and field any questions that you might have You should have received an e-mail of the earnings release by now but if you have not then please phone Carolyn greenwood here at Columbia at 503-985-4310 and one will be e-mailed to you In light of resolution FD, we encourage you to ask as many questions during the live call as you feel are necessary to understand the company’s business. However, we would ask that you limit your initial follow-up to one additional question to allow all parties the opportunity to ask questions. We invite you to reenter the queue if you have additional follow-up questions. Before we begin, Columbia’s Chairwoman Gert Boyle has a comment to make.

Gert Boyle – Colombia Sportswear Company – Chairwoman

Good afternoon. This conference call will contain forward-looking statements about Columbia’s business opportunities and anticipated results of operations. Please bear in mind that forward-looking operation is subject to many risks and uncertainties and actual results may differ materially from what is projected. Many of these risks and uncertainties are described in Columbia’s quarterly report on form 10-Q for the period ending March 31, 2003. Forward-looking statements in this conference call are based on our current expectations and beliefs, and we do not undertake any duty to update any of the forward-looking statements after the date of this conference call. To conform the forward-looking statements to actual results would result in a change in our expectation.

David Kaiser – Colombia Sportswear Company – Host

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COLM – Q2 2003 Columbia Sportswear Earnings Conference Call

Thank you, Gert. At this point I will hand the call over to Tim Boyle who will provide an overview of significant developments that happened in the second quarter of 2003.

Tim Boyle – Colombia Sportswear Company – CEO

Welcome, everyone, and thank you for joining us. As you can imagine we thrilled with our second quarter financial results. Let’s begin with some of the highlights from the press release. Q2 2003 sales for the company grew by a solid 22.5% year over year to $102.1 million a second quarter record. On a cost of dollar basis consolidated sales increased by 17.8%. Net income for the second quarter was a record $9.4 million, a 25.3% year over year increase. Diluted earnings per share for the second quarter came in at 23 cents compared to the 19 cents for the second quarter of 2002. We achieved these positive results despite a difficult retail environment, compounded by slow overall economies in many parts of the world.

Updates in Midwestern U.S. footwear distribution center. We see substantial growth opportunity in the development of our footwear product category. As I have said on a number of occasions, footwear may be the largest product opportunity for our company. In anticipation of continuing growth of our U.S. footwear business, and more specifically our migration to being a year-round resource, we plan to construct a distribution center focused on this product category located in the Midwestern U.S. The facility will improve our proximity to major footwear customers, and should help facilitate footwear reorders. Nearly half of the U.S. population and approximately 45% of retail sales would be located within two standard shipping days of a Midwest facility. We expect that the facility will be approximately 400,000 square feet and cost an estimated $40 million and begin operating in 2005.

Historically footwear has been a cold weather business for Columbia. However, we have made significant strides in migrating from mostly a winter footwear supplier to a more year-round source for our customers. Sandals, light hikers, trail running, and lifestyle shoes, casual shoes, are examples of product categories that are making Columbia a year-round footwear resource. In the transition to a more year round footwear business, we anticipate an increase in the number of units handled as sales increase and lower cost, lighter weight products are introduced into the line. The increased product load will require additional investment to maintain the high levels of service our customers demand. While this distribution center will be built with a specific focus on footwear we plan to engineer the facility to be flexible enough to handle more than just the footwear category. It will be designed and constructed to support other product lines for our brands.

European distribution. Since its opening in January, we have been shipping all European apparel through our new distribution center in Combraith (ph), France. In the second quarter we transitioned footwear distribution for our previous third-party logistics company in the Netherlands to this new European DC. Now all product shipments to European companies where we sell direct are handled through our Combraith facility. Mountain Hardwear sales were $6.3 million during the quarter. In spring ‘04 Mountain Hardwear expects to expand their rips with a number of key customers as they continue to develop their specialty dealer base. As we discussed at the time of the acquisition, over time we expect to be able to leverage our stronger sourcing capabilities to expand margins for Mountain Hardwear design products, while maintaining the technical speeches and functionalities that their customers demand. While we may see some minor sourcing improvements in spring 2004, we expect to be able to more fully leverage our sourcing strengths beginning in the fall ‘04 selling season.

Sorel. Sorel sales were $1.2 million in the second quarter. We have recently made additional investments in the Sorel product line, including several strategic hires in merchandising and design. To more fully focus sales efforts, we are in the process of establishing a new independent sales force for the Sorel brand in the USA. During the quarter, we hired several new sales agents and expect to have the complete independent sales force in place by the end of the third quarter. We continue to be pleased with the strength of the Sorel division and the strategic direction of the organization. At this point I’d like to hand the call over to Bryan Timm, our CFO, who will review second quarter financial results and will discuss the financial guidance we reported today. Bryan?

Bryan Timm – Colombia Sportswear Company – CFO

Thanks, Tim, and good afternoon, everyone. I will begin with a brief review of the second quarter income statement, and as is customary I will compare current quarter line items with prior year periods to facilitate an accurate comparison. Net sales for the second quarter were $152.1 million, an increase of 22.5% over the % 124.2 million of net sales for the same period of last year. Growth in consolidated net sales was driven by strong gains in our footwear and sportswear product categories, and other international distributor business. When measured in constant dollar terms consolidated net sales increased 17.8% for the second quarter. Included in consolidated sales is approximately $6.3 million in sales for Mountain Hardwear.

Our consolidated gross margins for the second quarter of 2003 contracted by 100 basis points to 42.6% when compared to 43.6% during the second quarter of 2002. This contraction was expected and incorporated into our last guidance due to the higher mix of international distributor sales which have lower gross margins than our direct sales and the negative impact took marking the Mountain Hardwear inventory to market value and purchase accounting. We recognized additional cost of goods sold were approximately $800,000 in the quarter or just over 50% of the total mark to market adjustment. We expect the mange mark to market adjustment to be incurred in the second half of this year.

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COLM – Q2 2003 Columbia Sportswear Earnings Conference Call

For the second quarter, the company’s G&A increased 16.4 % or $7 million on an absolute basis to $39.8 million or 32.7% of sales for the second quarter of 2003. $42.8 million or 34.5% of sales for the comparable period in 2002. 180-basis point improvement as a percentage of sales is primarily due to the significant increase in international distributor sales which have nominal associated overhead costs.

Depreciation and amortization totaled $5.9 million for the second quarter of 2003, compared to $4.5 million in the same period of the prior year. As previously discussed, the increase was primarily due to the European distribution center, which was placed in service January 1st of this year. We continue to maintain a strong cash position at $158.8 million. However, net interest income for the second quarter was $189,000 versus net interest income of $276,000 last year, reflecting the lower rate environment and change in relative mix of taxable and tax exempt investment securities. Applying the effective tax rate, 37 1/2% for the quarter, which is consistent with the prior full-year rate and our best estimate for full-year 2003, the company reported net income of $9.4 million for the second quarter of 2003 versus net income of $7.5 million for the second quarterly of ‘02. Net income grew 280 basis points faster than the top line demonstrating leverage as a result of the higher mix of international distributor sales which have very little associated selling and operating costs. Earnings per share for the second quarter of 2003 was 23 cents versus earnings of 19 cents per share for the second quarter of 2002, based on a diluted share count of 40.6 and 40.1 million respectively.

I’ll quickly touch on some key items in the balance sheet and again I’ll be comparing June 30, 2003, to June 30, 2002 balances. The balance sheet remains very strong, with cash and short-term investments totaling $158.8 million, versus $71.6 million at the same time last year. We continued to evaluate alternative uses of cash, including the impact of recent tax law changes. However, we currently believe that a strong balance sheet, particularly in she’s difficult economic times, provides us with a solid foundation and maximum flexibility to expand our business going forward. Consolidated accounts receivable at June 30, 2003, was $128.2 million, compared to $103.1 million a year ago. The accounts receivable balance, excluding Mountain Hardwear receivables, $5.6 million, was up 18.9% in line with our second quarter sales growth.

Consolidated inventories were $181.6 million, compared to $170.7 million a year ago. Excluding Mountain Hardwear’s inventories of $9.1 million, inventories were comparable to the prior year. We now expect CAPEX to be $20 million in 2003, consistent with approximately $10 million in maintenance CAPEX and $10 million in anticipated IT and distribution projects, including potential expenditures related to our Midwestern footwear distribution center. We continue to project approximately $24 million in depreciation and amortization this year. That covers the financials for the second quarter of 2003. I will reiterate that from a balance sheet perspective we remain very pleased with the way the second quarter was managed. Inventories and receivables remain in good shape, and the balance sheet is very strong.

Now let’s turn our attention to financial guidance. Given the results that we have reported today, we are in a position to update everyone on our guidance for the balance of the year. Please keep in mind that this information is forward-looking in nature, and is therefore subject to certain risk factors many of which were described in our 10-Q for the period ended March 31st, 2003, in which we were expressed by Gert in her opening comments. We currently anticipate Q3 2003 consolidated revenue growth to be 9 to 11% when compared to the same period last year. And our anticipating Q3 gross margin contraction of approximately 100 basis points, placing us between 47.4% to 47.6% of estimated sales. As we have previously discussed this contraction is a result of sales product mix shift to footwear and sportswear which currently have lower gross margins than outerwear, as well as the continued negative impact of marketing Mountain Hardwear inventory to market value and purchase accounting.

Our SG&A target as a percentage of estimated sales for Q3 2003 is 21.3% to 21.5% as we continue to manage costs diligently. At present we are modeling the company’s quarterly and full year effective tax rates at 37 1/2% and we are using 40.6 million shares for purposes of earnings per share calculations. This analysis implies an increase in Q3 net income in the range of 4 to 6% when compared to the third quarter of 2002. As we have stated in today’s press release we continue to believe that our strategies will enable to us generate revenue growth for the full year of 2003 of between 12% and 14% when compared to 2002 revenue. And we are raising our guidance of net income growth to 10% to 12% for the full year. Again, please understand that this information is forward-looking in nature and is therefore subject to the risk factors as previously mentioned. Please consult the company’s quarterly report on form 10-Q for the period ended March 31st, 2003. I’ll now hand the call back to Tim who are review geographically and categorically our business environment. Tim?

Tim Boyle – Colombia Sportswear Company – CEO

Let me run through you the 2003 second quarter categorical results with comparison to the second quarter 2002. As you know, the second quarter is our smallest quarter from a sales perspective as we wind down spring shipments and begin the transition to fall. Outerwear, $46.7 million versus $41 million last year, an increase of 13.9%. We are seeing healthy growth in many international markets in the outerwear category with significant contribution from international distributors and Canada. Year to date the category is up 6.5%.

Sportswear. $68.8 million versus $60.7 million, an increase of 13.3%. Sportswear growth was strong across geographies, with particular strength in international markets in the second quarter. From a closeout perspective we are coming through the spring

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COLM – Q2 2003 Columbia Sportswear Earnings Conference Call

season with very modest levels of sportswear inventory, most of which have been pre-sold at this point. Footwear, $28.3 million versus $17.million, an increase of 60.8%. Footwear sales growth was strong in key geographic markets, domestically and internationally. Combined with a healthy first quarter year to date footwear sales are up 53.1%. Accessories, $5.8 million versus $4.9 million an 18.4% increase. Accessory sales increased in most geographic markets with particular strength in the international accessory sales.

Equipment. With the acquisition of Mountain Hardwear, we introduced equipment, a new product category which consists of tents and sleeping bags. Equipment sales were $2.5 million in the second quarter. Geographic sales. Let me give you some basic background in additional sales commentary here in the U.S. and internationally. USA. Sales of $90.5 million versus $86.9 million, an increase of 4.1%. The overall U.S. retail environment continue to be challenging in the quarter. However, sell-through rates for most of our product categories were actually in line with expectations in spite of unseasonably wet weather conditions and the poor retail environment that affected retail levels for many of our customers. Categorically, U.S. footwear sales were solid. Our trail and light hiking category is growing well, with the Saw Tooth Trail Hiker performing very well again in the second quarter.

According to sales reports gathered by Sports Trend, Saw Tooth is a top five shoe in this category for spring 2003 I will note that sell-through for sandals has been challenging in some parts of the country due primarily to the cool and wet conditions. Sportswear is also growing according to plan. A relative basis, customers across all distribution and U.S. geographic points are telling us that the bottoms business for both men and women is really driving our sportswear growth. We are currently showing our spring 2004 product lines. Early indication from buyers are that the line is being well received, particularly in our sportswear and footwear categories. Our niche brands, GRT, PFG, and Titanium Multisport are all showing well. However we’re still early in the spring ‘04 selling season and we’ll have better information on bookings when we report our financial results and backlog in October. Again from an inventory standpoint we are well positioned as we wrap up the spring 2003 shipping season.

Canada. Sales of $11 million persist $7.2 million, an increase of 52.8% or 38.3 % in constant dollars. Despite a difficult retail environment due to poor weather and other macro issues Canada sales were up in all major product categories in spring 2003. The spring ‘04 product line has been shown to all major Canadian customers, and while it’s still early in the season, the customer feedback is that all product categories are being well received with particular emphasis on footwear. Europe. Sales of $20.4 million versus $14.8 million for the same period last year, an increase of 37.8%, or 10.4% in constant dollars. The overall retail environment in Europe continues to be challenging, especially in Germany. That said, spring ‘03 sell through has been as expected. Warmer weather on the continent late in the quarter helped retailers draw down inventory levels. Footwear led European growth in the second quarter, as spring ‘03 sell-through of footwear was strong. Sandals and trail shoes were strong performers. At this point we have only just begun to show the spring ‘04 product line in Europe. Early buyer feedback has been positive. However, I remind you that the European order season is later than that in the U.S.

Other international. Sales of $30.2 million versus $15.3 million last year, an increase of 97.4%, or 94.5% in constant dollars. In the international distributors, which comprised the largest component of other international recorded sales of $19.9 million compared to $6.5 million in the second quarter of last year, a 206% increase. Vast majority of all sales to international distributors are denominated in U.S. dollars. We are obviously pleased with the strength of our international distribution sales. However, you should note that due to the comparatively low revenue levels in the second quarter, growth in any one channel may be accessibly pronounced in these results. The growth seen in any run region may not necessarily be indicative of future growth expectations. We saw strong growth in all international distributors during the second quarter with specific emphasis on our Russia distributor who is doing a solid job of promoting and distributing our products.

Despite concerns caused by SARS, our distributor in Hong Kong and China showed strong sales. Japan, a component of other international recorded sales of $6.5 million versus $5.8 million for the same period last year, an increase of 12.1% or 2.1% on a constant dollar basis. Sell-through for spring ‘03 has been generally quite slow due to a persistent difficult retail environment in the country. While we remain optimistic about the products for growth in the Japanese market over the long-term, the near-term business climate is expected to remain tough, and, as such we continue to maintain a cautious stance for the time being. Over all we are pleased with the second quarter sales results, and the progress we’re making in growing our business across geographic and product categories.

In closing going forward our business strategy remains steady and we will continue to focus our attention on growing a business three our 4 1/2 key growth strategies. To reiterate, we will continue to enhance the channel productivity over existing customers through-effective-point-of purchase marketing activities. Second we’ll continue to leverage our brand internationally and focus on building the business in Europe. Third, we will continue to develop the merchandise categories of sportswear and footwear more completely, and, fourth, we will continue to selectively add distribution as we seek to grow our department store and specialty footwear businesses. Last, but not least, we will continue to seek out attractive licensing opportunities as we leverage the strength of our brands. That concludes our report. Thank you for listening in. We’d be happy to field any questions. Operator could you please help us with that.

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COLM – Q2 2003 Columbia Sportswear Earnings Conference Call

QUESTION AND ANSWER

Operator

At this time if you would like to ask question please press star, then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. The first question comes from Bob Drbul of Lehman Brothers.

Bob Drbul – Lehman Brothers – Analyst

Good afternoon. The new question rules, I’m going to try and keep them to a minimum, I guess. I guess the first one, Tim, from a retail perspective here in the U.S., there’s been a lot of noise, there’s been a lot of, you know, concerns on apparel inventory levels. I was wondering if you could make elaborate, have you had any, you know, significant cancellations that you’ve moved around a little bit? And I just wanted to know your thoughts at all around what’s happening at retail concerning you going around the back half of the year.

Tim Boyle – Colombia Sportswear Company – CEO

Obviously we would refer if the business environment at retail would be more robust but that having been said it’s important to remember, at least as it relates to Columbia, we really have two businesses here. One is a spring products business, and one is a winter products business. So, you know, poor sales of spring product are going to reflect in the lower amount of orders from customers, if that in fact is the case, or our backlog in spring ‘04. I’m not making a comment on the backlog. In fact, we’re pleased with where things are going. But it really is two businesses. So there’s been no significant cancellations, and really poor selling of spring product has not much to do with winter product which is, you know, very different in nature.

Bob Drbul – Lehman Brothers – Analyst

All right. And my follow-up question for Bryan, in terms of cash flow and, you know, you mentioned the evaluation of the dividend, where do you expect to end 2003 in terms of cash on your balance sheet on where it stands now? And I guess if you think about the evaluation of the dividend I’d be curious to see, Tim, if you could give us some of your personal thoughts given your shareholder position.

Bryan Timm – Colombia Sportswear Company – CFO

Well, first, on free cash flow for this year, I think if—to remind everyone, at their last conference call I believe I mentioned that our free cash flow would be expected to be a little bit north of $100

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COLM – Q2 2003 Columbia Sportswear Earnings Conference Call

million. I think at this point in time, it’s a little bit premature since we don’t have the visibility that I would need for spring ‘04 business in terms of seeing that growth, as well as the Mountain Hardwear, you know, working capital requirements as we really fund some of their growth. So I would expect at this point for that number to probably be a little south of $100 million, provided that, you know, again, Mountain Hardwear growth continues on their pace and we can accelerate our growth looking out further.

Tim Boyle – Colombia Sportswear Company – CEO

Yeah, as it relates, Bob, to my personal preference, first of all, being a significant shareholder, my personal preference for use of cash would be to fund fantastic growth for the company for all of its brands, and that’s the first and foremost goal here with the management team and myself personally. Secondarily, in addition to the possibly use of cash for distributions, certainly it’s evidence that in the apparel sector as in many sectors of public companies today, there are a lot of them that have revenue streams which would be—for which the new sore Baines requirements are very taxing so we want to mange sure that we have the opportunity to take advantage of circumstances surrounding possible acquisition candidates at the readiness if we need to. The company never said it’s going to grow through acquisitions. We think there’s lots of organic growth in the company but those would be the first two uses of cash for me personally.—for which the new sore Baines requirements are very taxing so we want to mange sure that we have the opportunity to take advantage of circumstances surrounding possible acquisition candidates at the readiness if we need to. The company never said it’s going to grow through acquisitions. We think there’s lots of organic growth in the company but those would be the first two uses of cash for me personally.

Bob Drbul – Lehman Brothers – Analyst

All right, thank you.

Operator

Your next question comes from Jeff Edelman of UBS.

Jeff Edelman – Lehman Brothers – Analyst

Thank you, hi, guys, and Gertrude, sorry. Two—obviously two questions. Could you give a little bit of insight in terms of what you’re looking at for footwear for, you know, the back half or the third quarter because, you know, your momentum accelerated, it seems to me you should run at a pretty good pace. If you do, it looks as if that will pretty much account for all of the sales growth you’ve just given us in your guidance, so could you give us a little bit of sense how the parts fit in.

Tim Boyle – Colombia Sportswear Company – CEO

Well, again, Jeff, you’ve got to remember that for Columbia, in the same way we answered the last question regarding the apparel, Columbia is really almost two companies and two kinds of product lines, so it’s difficult sometimes to extrapolate, you know, huge successes in one season to a following season. But, you know, we believe that the total footwear business is going to grow about on the average of what we expect the company to grow, and, you know, the weather sensitivity of the back half of the year is enhanced. The goal for us, you know, in terms of how it relates to the future of the footwear business is to, in addition to taking advantage of these high-value winter footwear products, to continue to grow and expand our year-round product.

Now, that having been said, it’s certainly a different climactic condition in Houston and Los Angeles and Dallas in the wintertime than it is in Minneapolis and New York. So we just hope that the continued momentum that we’ve seen in spring will expand. But again I have to go back and say it’s almost like a two-season business for us, they’re two different businesses.

Jeff Edelman – Lehman Brothers – Analyst

Okay, well, then, if your third quarter guidance is for similar gross margin erosion as Q2, and Q2 absorbed half of the inventory adjustments that the other half was expected, you know, throughout the second half, and footwear is going to grow inspect line with the corporate average mix won’t go against you, I guess we just chalk this up as being conservative?

Bryan Timm – Colombia Sportswear Company – CFO

Jeff, I’m not sure I’d necessarily call it conservative. Again, as we talked, certainly footwear is impact from a product mix standpoint. The other category that is increasing for the company, as we saw both in the second quarter and as we look to the back half of the year is sportswear. So, again, I think we commented that sportswear and footwear margins are in the low forties. Our outerwear margins are more in the high forties so I think that you’re right in terms of the Mountain Hardwear mark to market adjustment is probably the minor piece of that. The product mix issue is definitely the bulk of the margin contraction in the back half of the year.

Jeff Edelman – Lehman Brothers – Analyst

Okay, great, I just want to make sure you don’t get being accused of being too optimistic, thanks.

Operator

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COLM – Q2 2003 Columbia Sportswear Earnings Conference Call

Our next question comes from Noelle Grainger of J.P. Morgan.

Noelle Grainger – J.P. Morgan Chase – Analyst

Hi, everyone. I guess I’ll start with two questions. The first, Tim, and keeping in mind what you said about, you know, the two different obviously very seasonal businesses, hoping maybe you can talk a little bit about your spring outerwear business specifically in the U.S. You know, you didn’t mention it much as really a highlight, and I’m curious if you view that as, you know, kind of industry issues, if you feel that, you know, the competitive landscape has changed at all, what you guys are doing in terms of that business, and how you feel about it for the back half.

Tim Boyle – Colombia Sportswear Company – CEO

Do you want me to answer that one first, Noelle? We’ve always argued that spring outerwear is almost a contradiction in terms. The bulk of what we—the bulk of the successes we have in spring outerwear from the way we categorically analyze the business is rainwear, and second airline, wind wear. The rainwear business has just been okay. It should have been, frankly, in my opinion better based on the weather, but it really wasn’t as highly robust as we wanted, and the wind wear portion of the business is really much more fluid and moves around a bit. It just hasn’t been for the last several years a good wind wear business. I don’t believe there’s competitive activity here. I just think that the spring outerwear business is tough in general, and mostly more robust if there’s some sort of spring lightweight wind wear going on that moves the needle around. In any case, in our best years, it’s been a very modest business. So it just—spring outerwear is just—it’s a very tough business.

Noelle Grainger – J.P. Morgan Chase – Analyst

Is there anything you feel you could be doing differently there? And not so much related, you know, to spring even necessarily. I mean do you feel like that business is—outerwear is as big as it gets? You know, in the U.S.

Tim Boyle – Colombia Sportswear Company – CEO

Yeah, we’ve been quick to admit product problems when we have them, and this is not a product problem. This is just the fact that people don’t buy outerwear in the spring unless it’s raining or unless they really like—unless they really want a wind wear piece, and those two activities are just not—have just not happened in terms of consumer purchases this year. So it’s just been okay.

Noelle Grainger – J.P. Morgan Chase – Analyst

My second question would be with respect to the back half of the year, and given the current retail environment, Tim, I’d be interested in kind of the decisions you’ve made at this point relative to your speculative inventory position and, you know, just in comparison to, you know, I think the typical 5% or so type of average that you talk about.

Tim Boyle – Colombia Sportswear Company – CEO

Well, as you remember, the lead times in the largest product categories that we work in, being winter footwear and outerwear really require to us make our bets around the end of March, first part of April. So we made those bets on our speculative position. I think we were pretty clear during our last—the conference call in April as to where we thought that would be. It ended up being around average at around 5%. Now, that’s a snapshot in time and we’ve been selling merchandise since then so I don’t really know exactly where our speculative position sits right now, but it’s an area obviously that we feel comfortable after many, many years of running the business this way that we—that we are in a good position, and, you know, we’ve basically baked all those assumptions into the guidance that we’ve just given you.

Noelle Grainger – J.P. Morgan Chase – Analyst

Thanks a lot.

Operator

Our next question comes from Margaret Mager of Goldman Sachs.

Margaret Mager – Goldman Sachs & Company – Analyst

Hi. It’s Margaret. How are you?

Tim Boyle – Colombia Sportswear Company – CEO

Good, Margaret, how are you?

Margaret Mager – Goldman Sachs & Company – Analyst

I was just wondering if Gert has been to Russia lately.

Gert Boyle – Colombia Sportswear Company – Chairwoman

I’ve been to Ireland instead.

Margaret Mager – Goldman Sachs & Company – Analyst

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COLM - Q2 2003 Columbia Sportswear Earnings Conference Call

So we should expect the Irish distributor sales to go up in the second half.

Tim Boyle – Colombia Sportswear Company – CEO

They better.

Margaret Mager – Goldman Sachs & Company – Analyst

That was a good trip, huh, better?

Gert Boyle – Colombia Sportswear Company – Chairwoman

It was fantastic. I was by to see you, take you long, but you weren’t there.

Margaret Mager – Goldman Sachs & Company – Analyst

Let you know a little more in advance next time. Anyway, I have a question about footwear and your reorders there and just how that—how you think about the footwear business and the model for footwear compared to outerwear and sportswear, because I know one of the things philosophically overt history of this company that you really don’t like to take inventory risk, and footwear, you’re building a DC so you can be better at reorders. Can you just talk about, you know, how you’re going to manage inventory risk in footwear and, you know, maybe sportswear and, you know, just how you think about that whole topic.

Tim Boyle – Colombia Sportswear Company – CEO

Right. Well, the sportswear business we take virtual zero risk on reorders. We find that business to be difficult to project, so we just don’t—we don’t get in that business. We’re not really in the reorder business on sportswear. Footwear, we know can be a high—higher percentage reorder business than the company’s other product categories, especially outerwear. And I guess it would—our view is that some of these product categories in footwear, especially when we start approaching classic model styles, and I guess I would—I would talk about classic model style as being Columbia classics, not the fashion classic issue. That we would feel comfortable in certain product categories to be in stock, and a certain product model in stock in order to support a bigger business.

In our best sales, our best styles can increase pretty significantly based on reorder, and it appears that just based on the number of stock-keeping units, retailers are very likely to want to be able to reorder in order to keep themselves in stock on a multiskew product category. So as we approach the business and approach the growth of the business, we’ll want to make sure that we are very comfortable with our inventory risks in those styles that we’ve chosen to be Columbia classics, and in those areas we want to make sure that we have adequate reorder stocks for our retailers, otherwise you just—in my experience you can’t build a significant business. So I would look at, over time, our business getting larger, but not necessarily on the strength of reorders. That having been said, the real issue on the distribution center is geography, because while it’s not true in apparel, especially outerwear reorders, where I would think that the costs of moving the product coast to coast are somewhere in the 2 to 3% range in very large bulky boots and other boots you can run ten, 12, 15% of cost of the product on single shipment reorders. So the geography was much more important on the placement of the business. The business—sorry—the distribution center than almost anything else.

Margaret Mager – Goldman Sachs & Company – Analyst

Yeah. I thought—okay. Interesting. I thought that, you know, where you said it’s only—you’re within two days of 45% of retail sales, that’s still the majority, 55% that you’re, you know, three days or more away—

Tim Boyle – Colombia Sportswear Company – CEO

Yeah, and I guess we should have been clearer. It’s a very high percentage of Columbia’s customers. So north of 60% I think of our customers are located within two days.

Margaret Mager – Goldman Sachs & Company – Analyst

Okay. I know you’ve always been great at your distribution decisions. I guess—Dave Carlton, right?

Tim Boyle – Colombia Sportswear Company – CEO

Right. This is reflective of our confidence in our ability to grow our footwear business so we knew we were going to have to do something, and as it relates to geography, it really makes sense for us to take advantage of the positioning of this building to make our reorders more profitable for our customers.

Margaret Mager – Goldman Sachs & Company – Analyst

Well, I hope whatever savings and benefits you get you don’t have to give to Bill Berta in a raise.

Tim Boyle – Colombia Sportswear Company –CEO

You and me both.

Margaret Mager – Goldman Sachs & Company – Analyst

FINAL TRANSCRIPT

COLM – Q2 2003 Columbia Sportswear Earnings Conference Call

Quarter, and, you know, just I know you put some very high, potent talent on Sorel, so can you just give us a little more elaboration on how you see that unfolding, second half, into ‘04, et cetera.

Tim Boyle – Colombia Sportswear Company – CEO

Yeah, I think I want to confirm this with Bryan, but I think our Q2 volumes in Sorel were around 400,000 last year, and so, you know, percentage basis, these guys are doing phenomenal. We’re still nowhere near what the potential is, especially—and again, you know, this is really a winter footwear brand. That’s their—the strength of their consumer awareness is in that. We feel very comfortable in our abilities to not only migrate the brand from strictly winter into more multi-season basis, but also to be able to migrate the brand from a footwear-only flavor to the ability to carry apparel. So our high-powered talent is working diligently, and I guess we would suggest that maybe (inaudible) the sales force is probably just one of the first things that we think will be very significant in making that business grow rapidly.

Margaret Mager – Goldman Sachs & Company – Analyst

Can you tell us like roughly what you think it might be for, you know, business levels for Sorel for ‘03 and any preliminary thoughts on ‘04, besides this business?

Tim Boyle – Colombia Sportswear Company – CEO

I think for ‘03 we’re scheduled to be north of 30 million globally, something in that range. It’ll—the future—the rapid growth the future will be a combination of product and footwear and acceptance of the product in apparel. So I think it’s a little bit early yet to comment on it, although you can see by the amount of investment we’ve made in the brand that we expect big things.

Margaret Mager – Goldman Sachs & Company – Analyst

So you’re sticking with the work wear strategy for apparel?

Tim Boyle – Colombia Sportswear Company – CEO

Yes.

Margaret Mager – Goldman Sachs & Company – Analyst

Thanks, Tim, and congrats on another good quarter.

Tim Boyle – Colombia Sportswear Company – CEO

Thanks, Margaret.

Gert Boyle – Colombia Sportswear Company – Chairwoman

We’ll let you know more next time, sooner.

Margaret Mager – Goldman Sachs & Company – Analyst

Yeah, Gert, give me a call.

Operator

Your next call comes from Ed Aaron of RBC Capital Markets . A couple questions for you

Ed Aaron – RBC Capital Markets – Analyst

I was hoping you could talk about your merchandise for the spring line. I know you kind of revamped the spring merchandise line this year. For next year, how do the changes compare with this year’s product, and then the small question in the international business. What % of your European sales does Germany account for?

Tim Boyle – Colombia Sportswear Company – CEO

Okay. Let me ask the first question regarding the product categories for spring. You know, the company historically goes through a process of refining its merchandise for any seasonal basis by working closely with our retailers and refining the merchandise. I think what we’ve done in spring ‘03 which was successful is just further situation—segregation and separation of these niche brands from the core—the core business. And that’s been helpful in stratifying the company’s product categories that are available at sporting goods stores versus those that are available at department stores. So I think just a further enhancement of our segmentation policy is probably the most significant change for us in spring ‘04. We’re just getting better at better segmentation. And then as it relates to Germany it’s now moved into our second largest market in European direct business, and I’m not sure if we wanted to spend too much more time getting very detailed on that, but we feel that’s the largest opportunity for the company in any country in Europe.

Ed Aaron – RBC Capital Markets – Analyst

Okay, thank you. One more follow-up question. For Mountain Hardwear, are you still planning on neutral earnings for this year, and did you say what the profitability impact was for the quarter?

Bryan Timm – Colombia Sportswear Company – CFO

FINAL TRANSCRIPT

COLM – Q2 2003 Columbia Sportswear Earnings Conference Call

Yes, actually our last conference call I think we pointed out that our most current beliefs, and I would reaffirm that today, that they—are expectation are that they will be accretive this year to probably approximately two pennies.

Ed Aaron– RBC Capital Markets – Analyst

In this quarter?

Bryan Timm – Colombia Sportswear Company – CFO

In this particular quarter, please keep in mind as Jeff brought up in the call, just a little bit ago, that the biggest impact on the mark to market adjustment is this quarter, and therefore I would say that they were neutral to earnings this particular quarter.

Ed Aaron – RBC Capital Markets – Analyst

Great. Thank you.

Operator

Our next question comes from Jamelah Leddy of McAdams Wright and Regan.

Jamelah Leddy – McAdams Wright Ragen – Analyst

With respect to international growth that’s been particularly strong and I know that’s off a relatively smaller base but I’m wondering if there’s anything that would preclude international growth from continuing sort of the strong growth that we’ve seen in the last few quarters going forward.

Tim Boyle – Colombia Sportswear Company – CEO

No. I mean—we talk a lot about these four and a half strategies, one of which has certainly been international growth, and we spend a lot of time talking about the company’s prospects in Europe, but there are a lot of places in addition to Europe where we think we have strong opportunities. So, yeah, we talk about the scale of the business, and some of these markets, and we’re just now beginning to enter them. So we think that there’s significant opportunities for us around the world and, you know, we are taking advantage of them as rapidly as we can.

Unknown

Okay, great. And will this continue to help your SG&A as you had mentioned I think when you talked about this quarter international helped SG&A because of more product going to the distributors. Is that reasonable to expect going forward as international continues to become a larger piece of the whole pie?

Tim Boyle – Colombia Sportswear Company – CEO

Well, I would say—I would answer that in two parts. One part is that with Q2 being so small, you can—you can get the wrong impressions from an anomaly. We would want to make sure that you looked at the business on an annual basis as it relates to SG&A. The other thing is it’s sometimes difficult to predict exactly where we’re going to have high growth rates internationally. Many of the larger international markets are Columbia-direct markets, so those would have SG&A increases commensurate with sales, and obviously in some of the markets where we don’t have direct businesses, that’s where we get the high lift.

Jamelah Leddy – McAdams Wright Ragen – Analyst

Okay, and how do you decide which markets you’re going to go direct and which market will u se the distributor?

Tim Boyle – Colombia Sportswear Company – CEO

Well, it’s a complex set of calculations which really come down to the opportunity and the size of the market. So, you know, we’ve—Europe was an area that we formerly had a distributor base in, and, you know, obviously proved to be a big enough market. It was cohesive enough or at least beginning to become cohesive enough where we could leverage one single infrastructure investment in a distribution center. So there are multiple decisions made, but it generally comes down to the size of the market and the opportunity in that market.

Jamelah Leddy – McAdams Wright Ragen – Analyst

Thanks so much.

Operator

Your next question comes from Virginia Genereux of Merrill Lynch.

Virginia Genereux – Merrill Lynch – Analyst

Thank you, and good afternoon. Two questions. Let me ask you, Tim, on Europe, I think you said last quarter that it was shipping later. I guess it looks like Europe has been up, you know, was up on—in constant dollars sort of year to date, I don’t know, in the 6 or 7% neighborhood. You’ve got everything shipping out of Combraith (ph). Is there anything you can point to there that could accelerate the growth we’ve seen that you guys are looking for—

FINAL TRANSCRIPT

COLM – Q2 2003 Columbia Sportswear Earnings Conference Call

you’ve looked for some staff I think in some of the trades, the way, you know, we’re seeing with say these international distributors. Is it the DC, new people on the ground, merchandising efforts, as you sort of axed the European economy is there anything else that you guys are doing that you feel, you know, will sort of super accelerate that growth, not that it’s not very nice, just asking about that.

Tim Boyle – Colombia Sportswear Company – CEO

Well, we just think the opportunity is huge there, and we point a lot to the German-Austrian combined markets and what the opportunity is there, just based on the relative wealth that the—of the consumers there and the size of the market and all the other key parts, they already ski and do all that kind of stuff we’re just hampered right now by the fact that that particular market is just so depressed economically. But the real acceleration in my opinion will come—you know, it won’t be—it won’t be a hockey-stick growth, especially when you talk about the multiple markets. It’s going to be successes in one market could explode, and it just depends on—it will more of a stair-step kind of approach. So again it’s going to be based on product, it’s going to be based on relationships and successes in the stores on the ground. I’ll still not backing away from the opportunity there being enormous, and the largest gee—geographic opportunity for the company. I like you would like to see it quicker. It’s hard to predict. A lot of it is going to be based on the health of the German economy to get ourselves to the kind of high growth levels that we want.

Virginia Genereux – Merrill Lynch– Analyst

Thank you. That’s helpful. We’ve seen this monster pickup in Canada and your other distributors. And then, secondly, if I may, maybe for—maybe, Bryan, this is up your alley. Mountain Hardwear was—came in, contributed more than we had forecast this quarter. So—and if I sort of carve what we think Mountain Hardwear is contributing for the rest of the year out of my—out of your effective top-line outlook, it looks like—it looks like you’re calling for sort of constant-dollar growth in the back half, because if your backlog was up 6 constant dollar for fall, you know, at the end of March, it looks like you’re calling for constant-dollar—or a even, I guess, reported growth that’s a little slower than that. So I guess—I mean is there—is Mountain Hardwear coming in stronger? Can you give us any indication on what you’ve assumed for currencies, and do you feel like your current back half outlook is reflective of the backlog as you reported it to April.

Bryan Timm – Colombia Sportswear Company – CFO

As relates to Mountain Hardwear, I think we pointed out in the last conference call that our nine-month P&L for them as it relates to the top line would be approximately 30 million. I think we’d mentioned that that would probably move through the operating cycle approximately 20% in Q2, 50% in Q3, and 30% in Q4. So I think roughly, at least on a top line, I think the $6.$3 million that we—that their results for this quarter was in line. As it related to the bottom line with Mountain Hardwear, as I mentioned, due to the mark to market adjustment, they were more of a neutralizer to our earnings for the second quarter-I guess looking out to the back half and speaking specifically to currency, as I know we’ve mentioned before, you know, in our forecasting efforts and certainly the guidance that we’ve provided here today, that we take more of a normalized approach with respect to, you know, currency rates and what—and what their effect may be in the upcoming six months and therefore, you know, as it relates to if the currency approximates stay at the levels they’re at now, certainly that provides a little bit of upside, but I guess the inverse would also be true.

Virginia Genereux – Merrill Lynch – Analyst

Thank you. That’s helpful. I had Mountain Hardwear a little more. That’s great. Thank you all.

Operator

Your next question comes from David Campbell of Davenport.

David Campbell – Davenport & Company, LLC – Analyst

Hi. Congratulations on a nice quarter. I just wanted to capitalize on Virginia’s question a little bit or follow through with that. Your second-half sales outlook implies top-line growth of about 10%, but you should be layering in about $24 million in Mountain Hardwear sales and your backlog was up 10% for the fall, so I’m wondering if you’re being too conservative on the sales growth or what might be going on there.

Bryan Timm – Colombia Sportswear Company – CFO

Well, no, and I think we got into this a little bit, David, at the last conference call, a parallel between the backlog and the guidance at the last call. Keep in mind that the backlog is presented in, you know, the most reflective currencies at March 31st, 2003 and, therefore, I believe the euro was approximately around the 1.09 level. Our guidance, as I just mentioned to Virginia, was probably more normalized, and therefore, you know, our back half—our back half projection, if you will, is probably not at those rates at the 109 level, and again, I don’t have the currency in front of me, but that’s part of the disconnect, I believe, from backlog to back-half guidance.

David Campbell—Davenport & Company, LLC—Analyst

FINAL TRANSCRIPT

COLM – Q2 2003 Columbia Sportswear Earnings Conference Call

Okay. If the footwear backlogs come in since April and how are those relative to your expectations?

Tim Boyle – Colombia Sportswear Company – CEO

We get orders every day, we get cancels every day. I think the last announcement we made on backlog included, you know, certainly whatever orders we had in house at the time, and our future guidance got our existing orders plus expected orders baked into it. So I think we’re expecting for our footwear business to be on par from a growth level with the average of the company, but we’ve baked all those assumptions into the current guidance.

David Campbell – Davenport & Company, LLC – Analyst

Okay, thank you.

Operator

Your next question comes from Mitch Kummetz, CFA D.A. Davidson & Company.

Mitch Kummetz – CFA D.A. Davidson & Company – Analyst

Thank you. I wanted to start with the footwear. I was hoping you’d be able to elaborate a little bit more on this 60% increase. Are you guys taking market share, gaining real estate? I know you talked about the saw tooth. I assume that’s new this year versus last year. What other skews have you added in order to drive that big of an increase in the quarter?

Tim Boyle – Colombia Sportswear Company – CEO

Well, again we just want to make sure everybody remembers that when you have a very small top-line quarter like we had in Q2, an order moving around from one quarter to the next can sometimes—you shouldn’t take that as extrapolated into the total business. That having been said, we feel very comfortable, in fact, enthusiastic about the reception by consumers of our 2003 product, and reception by retailers of our 2003 fall product and 2004 spring product. So we’ve made several significant investments in personnel, and in facilities as we discussed today. To take advantage, to be out in front a little bit of the demand curve for the products. But it’s really a function of a lot of different things. However, I don’t know that we could take it to 60% growth and extrapolate out that. But it’s really the sum of a lot of focus of time and effort on product development. From our team.

Mitch Kummetz – CFA D.A. Davidson & Company – Analyst

Okay, and then a question for Bryan. On the last Q2 conference call, you gave Q4 guidance as well as Q3 guidance. Is there anything you could tell us about Q4 at this point? I can back out sales and net income from your Q3 and 4 year guidance, but can you give us a little more color on what you think the margins would come through in the fourth quarter, at least for the fourth quarter of the full year?

Bryan Timm – Colombia Sportswear Company – CFO

Well, absolutely. No, I’m happy to do that. Let me just first mention that actually at our last conference call, we give—we give specific Q2 guidance and full-year guidance. I didn’t specifically give any Q3 or 4 guidance.

Mitch Kummetz – CFA D.A. Davidson & Company – Analyst

I meant Q2 a year ago you gave Q3 and Q4.

Bryan Timm – Colombia Sportswear Company – CFO

Given the guidance here today for Q3 as he mentioned in full year, Q4 I guess we can kind of back into it but more or less on the margins I would expect I believe the margins last year were right around I think 47%, 47.2%. I would expect just as we have in Q3 guidance I would expect some contraction, approximately around the same levels, due to the product mix and slightly due to the Mountain Hardwear market inventory. As it relates to SG&A, I would expect, you know, SG&A to be roughly on par, if you will, to that of last year, as a percentage of sales. And I don’t know I don’t know if that adds enough color to how I would envision Q4 shaking out.

Mitch Kummetz – CFA D.A. Davidson & Company – Analyst

That’s very helpful. Thank you.

Operator

Your next question comes from Jennifer Black of Wells Fargo Securities.

Jennifer Black – Wells Fargo Securities – Analyst

Good afternoon and congratulations on another great quarter. I just had two questions, and my first question is, if you could speak a little bit about the special makeup, I know you do a lot in your outerwear, and I wondered if you could speak to sportswear and footwear, both domestically and internationally. And then my second question is, how large would you envision the footwear portion of your business in about five years?

FINAL TRANSCRIPT

COLM – Q2 2003 Columbia Sportswear Earnings Conference Call

Tim Boyle – Colombia Sportswear Company – CEO

Okay, Jennifer, I want to make sure I understand the question. You’re talking about SMU’s as it relates to outerwear and then how we do with SMU’s in sportswear and footwear both?

Jennifer Black – Wells Fargo Securities – Analyst

Yes.

Tim Boyle – Colombia Sportswear Company – CEO

Okay, yeah, we use special make-ups for really a couple of primary reasons. One is, we have customers that would prefer to have something different from any competitor of theirs, with the Columbia brand on it, so we can manufacture special products for customers that may serve that need. We also have some customers who would like to have a particular Columbia product for a particular event or to hit a certain price point, and at that point, given that kind of advice or request from a customer, we can go out and really design a product to hit a price point. And we’ve been very successful doing that for our customers in outerwear. We also do quite a bit of that for our customers in sportswear, and it’s become a big part of both of those businesses. In footwear, the opportunities exist for us to be a much more flexible supplier, especially as we get bigger and we now have a large library of tooling, both for outsoles and existing dies for upper patterns, et cetera, where we can make a product that may be is on a dine in sort of a life—decline on sort of the shelf life of the progress and reinvigorate it and bring it back with a different combination of tooling to make it a certain price point or a certain set of specifications for a retailer.

Jennifer Black – Wells Fargo Securities – Analyst

Well, I know that’s one of the things that’s made you extremely successful. I wondered, is it like 50% of your business, special make-ups

Tim Boyle – Colombia Sportswear Company – CEO

Oh, I’m sorry. No, it’s not—in terms of footwear or in terms of the apparel?

Jennifer Black – Wells Fargo Securities – Analyst

Well, my question really was outerwear and then where you would see it in sportswear and in footwear.

Tim Boyle – Colombia Sportswear Company – CEO

Okay, in outerwear, I want to say it’s in the 10% of the company’s volume range. Am I correct on that? Speaker: Maybe a little higher. Could be up in the 15% range, somewhere in that area. In sportswear, it’s slightly lower, although we’re doing a bit of it, but the volumes would—the dollar volumes would equal the outer wears, and in footwear, it’s a smaller portion now because—

Jennifer Black – Wells Fargo Securities – Analyst

Because the business is smaller—

Tim Boyle – Colombia Sportswear Company – CEO

Because the business is smaller and also we have concentrated on the in-line portion of the business much more than the special makeup portion. So that having been said, we would expect, though, that the SMU portion in footwear could ultimately be a bigger part of the business as customers want to use our product base to cover a lot of different things which they currently get from other vendors. But in sum, we feel that certainly in five years that, because footwear has such an enormous capacity to grow rapidly, that it could easily be our largest product category. But again, as we say frequently, it’s—it’s strictly a creative process issue. It will depend on how we do developing an unusual, terrific product.

Jennifer Black – Wells Fargo Securities – Analyst

Okay, so without making a forecast, would you—would you want to say where you would hope that the business could be? I mean could it be a $500 million business?

Tim Boyle – Colombia Sportswear Company – CEO

Well, yeah, I mean I think it could be bigger than that, frankly.

Jennifer Black – Wells Fargo Securities – Analyst

Because I was thinking more like a billion. (All laughing.)

Tim Boyle – Colombia Sportswear Company – CEO

I like your thinking. There’s to question, there have been lots of examples of companies that have grown rapidly to that kind of scale strictly based on footwear, and quickly. The capacity to grow rapidly in footwear exists. It’s strictly an issue of the creative process.

Jennifer Black – Wells Fargo Securities – Analyst

FINAL TRANSCRIPT

COLM – Q2 2003 Columbia Sportswear Earnings Conference Call

Plus you brought in some new talent as of recently into the footwear area. It seems like you guys are really on your way. Congratulations, and thank you.

Operator

Next question comes from Noelle Grainger of J.P. Morgan.

Noelle Grainger – J.P. Morgan Chase – Analyst

Hi again. Tim, could you talk a little bit about within the U.S. business, any performance differences by channel? You know, either for Columbia product or if you care to comment more broadly from spring-summer sell-through?

Tim Boyle – Colombia Sportswear Company – CEO

Well, I know that—I, like everybody that watches those comparable sales numbers would certainly prefer that they were better. I just think that the consumer in the United States today is just not necessarily running out to retail stores to spend their time, unfortunately. That having been said, I think, you know, Columbia’s business and its growth will be a function of how well we sold versus others. So even though the channels are not necessarily robust, we would hope that, based on our products’ performance at retail in spring ‘03 own though it’s been not great, would get us a vote by our retailers for a bigger order next year. And that’s the plan. Just to continue—because we don’t see that the apparel business expanding significantly as a category, so it’s going to have to be market share for us, and we just have to sell better in order to do better.

Noelle Grainger – J.P. Morgan Chase – Analyst

Did you see any major differences, though, by channel? Or was it more a kind of retailer setback?

Tim Boyle – Colombia Sportswear Company – CEO

Well, for us, I mean we’re still embryonic, really, in the department store channel, so—and I would say our best successes have probably been in that specialty sporting goods—specialty and sporting goods categories where the brand is well known and, you know, we have a better position, I guess, not only on the floor but just in the mind of the consumer there. And again, in department stores, our business has been good, but we’re probably less developed as a resource there, so that may reflect a little bit in terms of how the consumer looks at us when they find us there.

Noelle Grainger – J.P. Morgan Chase – Analyst

Okay, thank you very much.

Operator

We have a follow-up question from Margaret Mager of Goldman Sachs.

Margaret Mager – Goldman Sachs & Company – Analyst

I just wanted to clarify on—in 2Q. Did you experience meaningful cancellations in the U.S. in the quarter?

Tim Boyle – Colombia Sportswear Company – CEO

Well, we get—again, as we say, we get cancels every day, we get new orders every day, but there was no significant cancels that we would—that we would recognize as any way significant.

Margaret Mager – Goldman Sachs & Company – Analyst

Okay. All right, and that’s because you were selling through a retail despite all the ugliness out there?

Tim Boyle – Colombia Sportswear Company – CEO

Yeah, I mean, frankly, you know, we’re known by most of our customers to be conservative, and we do what we hope is a significant amount of challenging on the front end of the orders to make sure that we don’t have customers that are relying on high levels of sell-through in order to take all the product. We challenge our customers to make sure that they are planning their businesses correctly, because we take a dim view of cancellations, and it reflects badly on the relationship. We probably do a better job on the front end, I guess, and reflects on our customers taking their orders when—after they give them to us.

Margaret Mager – Goldman Sachs & Company – Analyst

Okay. All right. And regarding the currency outlook in the second half, you’re basically saying that the benefits from currency would be much greater in the first half than you expect them to be in the second half. Is that a correct interpretation? I just look at the dollar euro chart over time, clearly the spread is going to narrow in the second half.

Bryan Timm – Colombia Sportswear Company – CFO

Yeah, I would say relative, yes. I mean Q1 we got some, and again in the back half, not knowing exactly where it rates, you know, the euro has been very strong lately, and whether it continues there,

FINAL TRANSCRIPT

COLM – Q2 2003 Columbia Sportswear Earnings Conference Call

you know, it’s not necessarily baked into our guidance nor our forecast.

Margaret Mager – Goldman Sachs & Company – Analyst

Okay. Don Evans still running Europe?

Tim Boyle – Colombia Sportswear Company – CEO

Absolutely.

Noelle Grainger – J.P. Morgan Chase – Analyst

So no management changes, huh? Tim Boyle: Not really anything of any significance at least at this point. We’re always making sure that we have the right folks in place. So no announcements.

Noelle Grainger – J.P. Morgan Chase – Analyst

Okay, great. We’ll talk to you soon. Thanks.

Operator

Your next question comes from Virginia Genereux of Merrill Lynch.

Virginia Genereux – Merrill Lynch – Analyst

Thanks. A few follow-ups. The new DC, I don’t know if you all said when you were going to start construction on that, the $40 million, when you think it will be done, and, Bryan, whether that’s, you know, of similar magnitude of another, I don’t know, kind of $6 million in D&A a year? How should we think about that?

Tim Boyle – Colombia Sportswear Company – CEO

Yeah, some of this stuff was incorporated. I want to make sure we give you the exact on the follow-up the same information we gave you originally.

Bryan Timm – Colombia Sportswear Company – CFO

We haven’t started that facility yes. Again, we are projecting at this point that assuming that starts, you know, in the near term, that it will be operational at some point in 2005. As we mentioned, the release we’re estimating that to be about $40 million, roughly a little bit more than the CAPEX spend on our Combraith (ph) facility in Europe. As it relates to D&A, I guess at this point in time, albeit it’s early, the break down between building and equipment, but I would say the D&A would probably add approximately somewhere between $4 million and $5 million, probably more closely around $4 million than $5 million.

Virginia Genereux – Merrill Lynch – Analyst

Okay, great, so that will be something you’ll start, I don’t know, maybe something in the fourth quarter and complete in the fourth quarter of ‘04, that kind of thing?

Bryan Timm – Colombia Sportswear Company – CFO

Again, we don’t know exactly what we complete construction. At least we’re anticipating now that it would become operational in 2005.

Virginia Genereux – Merrill Lynch – Analyst

Okay. Yeah, tell me a few times. Let me ask you, on your inventories, you back out Mountain Hardwear, and I think you said inventories were flat, and you’re talking about, you know, 9 to 11% growth this quarter and ex-Mountain Hardwear 6ish, I think. And just asking—currency probably boosted that inventory level because they were pretty high at June 30. So just wondering whether it’s great your inventories are flat, but how should we think about that, as stuff coming in? Was that just a timing thing, or what?

Bryan Timm – Colombia Sportswear Company – CFO

It’s a couple different variables. First let me point to, and I think we’ve mentioned it before, that there’s been a continued, you know, monitoring of inventory levels at the company with the CMPQ piece of the business down where we take on more raw materials and work in process. That’s down this year. So there has been some active management with respect to bringing inventory level down on a year over year basis, which I think we’ve seen certainly in Q1 and this year. Ex-Mountain Hardwear inclusion. As it relates to inventory receipts, I think we may have commented that our youth business this year, you know, is somewhat—you know, it’s down slightly in terms of just kind of what we expected, and therefore, you know, they typically ship a little bit earlier than some of the other outerwear products. So that would affect the timing of receipts for our fall business. Typically June is a very large receiving month. So I think there is a little bit of just switch in timing of receipts here that’s going on as it relates to the quarter-end inventory level.

Virginia Genereux – Merrill Lynch – Analyst

Okay, I’m sorry, Bryan, you said the Youth business?

FINAL TRANSCRIPT

COLM – Q2 2003 Columbia Sportswear Earnings Conference Call

Bryan Timm – Colombia Sportswear Company – CFO

Youth business.

Virginia Genereux – Merrill Lynch – Analyst

Got it. Thank you. Lastly, the tax rate and you sort of reaffirmed the 37 1/2 for the year. I was thinking that maybe as international was so on fire for you, you might see a lower tax rate related to that. Can you—can you talk about that at all?

Bryan Timm – Colombia Sportswear Company – CFO

Sure. You know, I mean you’re absolutely right, and I think—more, you know, not necessarily in 2001 but I guess as you look out, you know, you’re absolutely correct, that the international business, in terms of, you know, specifically as it relates to Europe, I think Japan and Canada would be the exception to that, Europe being, you know, less tax rate than here in the U.S., that is going to, you know, have a reducing effect on our tax rate, provided we have the income levels in Europe that we expect. This year—again, I think we made a revision to our Q2 in 2002, because at that point in time we knew specifically that, you know, we had some income tax—or foreign tax credits. And again, some of the strategies that we have here with respect to, you know, where we’re earning our income, in which jurisdictions, there’s a lot of different moving parts from sales, you know, from kind of a domestic tax, you know, from a state tax planning effort. So at this point in time with the information we have available, it’s—you know, we estimate 37 1/2%. And that continues until we have new information.

Virginia Genereux – Merrill Lynch – Analyst

Okay, thank you. And then really last, just, Tim, lastly, could you comment on is there something—other international—you know, the other international up 92% constant dollars, are you bringing on new distributors, or is there anything that—I mean obviously something is going great there. Is new stuff coming on that’s driving that, or what is the driver there?

Tim Boyle – Colombia Sportswear Company – CEO

No, again, I just want to remind everybody that we’ve got in certain quarters, especially in this one s with the small orders, the timing difference of an order one way or the other can make a big difference in the percentage movement. But no, we’ve just—no new distributors, but some of the—some of our existing distributors are only a few years old, so it’s not, at least in my experience, it’s not uncommon, when looking at new business partners, that the first year is a test year. The second year ends up being, you know, the success of the test, you get rewarded with a bigger order, and then they really start testing to see how far we can really grow with this. And some of these markets we’re just in sort of maybe that period where we’ve been there for two, three, four years and continuing to grow, and we’re now—they are now maybe getting closer to having more confidence in placing bigger orders with us because, based on the sell-through of the product. So no new guys. It’s just maybe just continuing to gain traction with our independent base.

Virginia Genereux – Merrill Lynch – Analyst

That’s great. That’s helpful. Thank you.

Operator

Your next question comes from Harris Hall of Wedbush Morgan.

Harris Hall – Wedbush Morgan Securities – Analyst

Hi, guys, great quarter. Congratulations. I thought I heard you say a couple times that footwear was going to grow at the rate of the overall company, which if I’m doing this right is high single digits in X Mountain Hardwear. You guys put up, 40, 50, 60 % type of growth rates in footwear. What am I missing there?

Bryan Timm – Colombia Sportswear Company – CFO

I think the reference to footwear growth was more—more is in line with mid-teens for, you know—and again, specifics at this point in time, I don’t want to get in, I think it’s, you know, our general—the way we look at it in terms of footwear for the whole year would be, you know, right in that mid-teens area. I think what Tim had mentioned earlier.

Harris Hall – Wedbush Morgan Securities – Analyst

Mid-teens growth to footwear for the year?

Bryan Timm – Colombia Sportswear Company – CFO

Yes. And again, and I know we’ve probably hit it a couple different times here in the call, but again, as Tim mentioned, footwear reorder patterns are later, and, therefore, you know, there are—you know, there are some thing that they can certainly affect that, but that’s kind of how the data points we have now suggest.

Harris Hall – Wedbush Morgan Securities – Analyst

Okay. I don’t know if you want to comment on that any more, but I mean that obviously implies kind of a deceleration of growth in the back half of the year.

FINAL TRANSCRIPT

COLM – Q2 2003 Columbia Sportswear Earnings Conference Call

Tim Boyle – Colombia Sportswear Company – CEO

I think it’s important to note the company, again, has its two different product groups. One is a spring product group where we’re very undeveloped, and the other is a winter product group where we’re more developed . You know, we talked on the—one of the recent calls that even though we had spectacular weather in the eastern part of the United States, really from Chicago east—sorry – Chicago west, we had lack of precipitation, which impacted winter footwear selling. So, in general, you know, I think it’s following the projections that we have, which is that our newer more year-round businesses which are growing rapidly in the spring are not as developed in the fall, at this point.

Harris Hall – Wedbush Morgan Securities – Analyst

Okay. Great. Thanks. That helps a lot.

Operator

At this time, the next question comes from Noelle Grainger.

Noelle Grainger – J.P. Morgan Chase – Analyst

Hi. Sorry I did have to jump in on this one again. I mean mid-teens growth in footwear for the year would imply that you expect footwear to be down in the second half? Flat to down?

Bryan Timm – Colombia Sportswear Company – CFO

No, I don’t think so. We expect it not to grow as rapidly in the back half as it grew in the first half.

Noelle Grainger – J.P. Morgan Chase – Analyst

You’re saying mid-teens for the back half?

Tim Boyle – Colombia Sportswear Company – CEO

Yeah.

Noelle Grainger – J.P. Morgan Chase – Analyst

Okay, thank you.

Operator

At this time there are no further questions.

Tim Boyle – Colombia Sportswear Company – CEO

Thank you all for listening in, we appreciate it, and we’ll be back to you at the next conference call, where we’ll discuss backlog for spring ‘04. Thank you.

Operator

Thank you for participating in today’s Columbia Sportswear quarter 2 2003 financial results call. You may all disconnect.

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